Exhibit 19

GENIE ENERGY LTD.

Procedures and Guidelines Governing Transactions in Company Securities and Tipping

As Amended and Restated as of March 9, 2023

I.            PURPOSE

In order to comply with federal and state securities laws governing (A) trading or other Transactions involving Genie Securities and Genie Subsidiary Securities while in the possession of “material nonpublic information” concerning Genie and/or its Publicly Traded Subsidiaries and (B) tipping or disclosing material nonpublic information to third parties, and to prevent even the appearance of improper insider trading or tipping, Genie has adopted this Insider Trading Policy (the “Policy”) for all of its directors, officers, employees and consultants, their immediate family members and specially designated third parties who may have access to Genie’s material nonpublic information.  Where used herein, the term “Genie” refers to Genie Energy Ltd. and all of its subsidiaries and affiliates.  The term “immediate family members” includes any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the same household.

II.          OVERVIEW

A.           This Section II provides a brief overview of the times when Insiders (as defined in Section III.A) may engage in Transactions involving Genie Securities (as defined in Section II.F) or Genie Subsidiary Securities (as defined in Section II.F) and the procedures that Insiders must follow when engaging in such Transactions, directly or indirectly through other persons or entities.  An Insider should not, however, rely on this Section II as being a comprehensive description of this Policy.  Instead, Insiders should read the full text of this Policy prior to consummating any Transactions involving Genie Securities or Genie Subsidiary Securities.

B.           A Non-Management Insider (as defined in Section III.A) may engage in Transactions involving Genie Securities or Genie Subsidiary Securities at any time, including during blackout periods and during “trading windows” (as described in Section VIII) declared by the Compliance Officer (as defined in Section V), if such Non-Management Insider does not possess material nonpublic information (as defined in Section VI) pertaining to Genie or the applicable Publicly Traded Subsidiary (as defined in Section II.F).

C.           A Management Insider (as defined in Section III.A) may engage in Transactions involving Genie Securities or Genie Subsidiary Securities during trading windows only if, (1) prior to executing such Transaction, such Management Insider obtains approval from the Compliance Officer, (2) he or she is not in possession of material nonpublic information pertaining to Genie or the applicable Publicly Traded Subsidiary, and (3) such Transaction will not violate federal or state securities laws.  A trading window is typically declared to occur soon after the public release of Genie’s quarterly or year-end financial results.  In addition, a Management Insider may engage in Transactions involving Genie Securities or Genie Subsidiary Securities at any time in compliance with a Rule 10b5-1 Sales Plan that meets all requirements for such plans (as described in Section VIII.D).  A Management Insider may not engage in Transactions involving Genie Securities or Genie Subsidiary Securities, directly or indirectly through other persons or entities, during blackout periods except (1) for limited exceptions as determined by the Compliance Officer, (2) in compliance with a validly adopted Rule 10b5-1 Sales Plan, or (3) as set forth in Section X.

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D.         When transacting in Genie Subsidiary Securities, in addition to complying with the terms and procedures set forth in this Policy, Insiders must adhere to the terms and procedures applicable to such Insiders set forth in any Insider Trading Policy (and any other policy performing similar functions) of the applicable Publicly Traded Subsidiary, as in effect from time to time.  Upon request, the Compliance Officer will advise an Insider of such terms and procedures, including applicable trading windows and blackout periods.

E.          As discussed in Section VIII.E, directors and executive officers of Genie may be subject to additional restrictions on engaging in Transactions during pension fund blackout periods.

F.           “Genie Securities” refers to all securities of including its Class A common stock, restricted and unrestricted shares of Class B common stock, options to purchase any common stock or Class B common stock, deferred stock units, and any other type of securities that Genie may issue or has already issued, including but not limited to preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.  “Genie Subsidiary Securities” refers to all securities of any direct or indirect subsidiary of Genie and other entities designated by the Compliance Officer, including without limitation, those subsidiaries and entities listed on Exhibit A (the “Publicly Traded Subsidiaries”).

G.          “Transactions” refers to all manner of acquisition or disposition of any class of equity securities or derivative securities of an issuer, including but not limited to purchases, sales, grants, awards, conversions, exercises, bona fide gifts, or any other transfer of securities.  “Transactions” also include any changes to the trustee or responsible person exercising voting or investment control over any class of equity securities of an issuer held by an entity or trust, as well as any changes in the direct or indirect beneficial ownership of any class of equity securities of an issuer, including a change in either voting or dispositive power over such securities.

III.        SCOPE

A.          This Policy covers all directors, officers, consultants and employees of Genie, their immediate family members and any third parties whom the Compliance Officer may deem to be covered by this Policy because of their access to material nonpublic information concerning Genie (collectively “Insiders”).  Each Insider who is either a Section 16/Rule 144 Individual (as defined in Section IV.A), a Key Employee (as defined in Section IV.B) or a Key Person (as defined in Section IV.C) is hereinafter referred to as a “Management Insider.” Immediate family members sharing a household with a Management Insider shall be deemed to be “Management Insiders.”  Each Insider who is not a Management Insider is hereinafter referred to as a “Non-Management Insider.”

B.           Subject to Section X, this Policy applies to any and all Transactions by Insiders in Genie Securities and/or Genie Subsidiary Securities.

C.           This Policy will be available to all directors, officers, employees, consultants and designated third parties upon its adoption or revision by Genie and to all new directors, officers, employees and designated third parties at the start of their employment or relationship with Genie.

D.           This Policy applies to an Insider’s Transactions in Genie Securities and Genie Subsidiary Securities even after his or her employment or other relationship with Genie terminates.  Unless determined otherwise by the Compliance Officer, (i) a person who was a Management Insider (other than Section 16/Rule 144 Individuals (as defined in Section IV.A)) immediately prior to his or her termination of employment or relationship with Genie or change from Management Insider to Non-Management Insider, shall remain a Management Insider for purposes of this Policy for 60 days after such person’s employment or relationship with Genie terminates, and (ii) a person who was a Section 16/Rule 144 Individual shall remain a Section 16/Rule 144 Individual for purposes of this Policy for 90 days after such person is no longer a director or executive officer of Genie or an affiliate within the meaning of Rule 144.  Notwithstanding the foregoing, if an Insider is in possession of material nonpublic information when such Insider’s employment or relationship with Genie terminates, such Insider shall be deemed to be an Insider under the Policy until that information would no longer constitute material nonpublic information.  Nothing in this Policy authorizes any person or entity other than Genie to disclose or cause to be disclosed any confidential or proprietary information.

IV.         MANAGEMENT INSIDERS

A.           Section 16/Rule 144 Individuals.  Directors of Genie, executive officers of Genie and ten percent holders of a class of Genie Securities, as well as affiliates of Genie within the meaning of Rule 144, shall be deemed to be Section 16/Rule 144 Individuals (the “Section 16/Rule 144 Individuals”). The Section 16/Rule 144 Individuals are subject to (1) the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the underlying rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and (2) Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”).  Subject to Section VIII.D and Section X, Section 16/Rule 144 Individuals must obtain prior approval of all direct and indirect Transactions in Genie Securities and Genie Subsidiary Securities from the Compliance Officer in compliance with the procedures set forth herein.

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B.           Key Employees.  The following persons shall be deemed to be Key Employees (the “Key Employees”): (1) all non-executive officers of Genie, (2) all officers and directors of Genie’s subsidiaries, (3) all employees of Genie’s finance department, (4) all employees of Genie’s investor relations department, (5) all personnel of Genie’s legal department, (6) all employees of Genie’s internal audit department, (7) certain attorneys who are employees or consultants of Schwell Wimpfheimer & Associates, LLP as set forth on Exhibit B, and (8) certain other employees designated by the Compliance Officer as set forth on Exhibit C who have access to a range of financial and other sensitive information.  Subject to Section VIII.D and Section X, Key Employees must obtain prior approval of all direct and indirect Transactions in Genie Securities and Genie Subsidiary Securities from the Compliance Officer in compliance with the procedures set forth herein.

C.           Key Persons.  The Compliance Officer has designated and, Compliance Officer or the Company’s human resources department shall notify those persons listed on Exhibit D (the “Key Persons”) as persons who have access to material nonpublic information and are not employees of the Company.  Subject to Section VIII.D and Section X, Key Persons must obtain prior approval of all direct and indirect Transactions in Genie Securities and Genie Subsidiary Securities from the Compliance Officer in compliance with the procedures set forth herein.

D.           Additional Key Employees and Key Persons.  The Compliance Officer may amend Exhibits B, C or D from time to time to designate or remove persons as Key Employees or Key Persons, as circumstances warrant in the sole discretion of the Compliance Officer.  The Compliance Officer (or the Company’s human resources department) will thereafter notify any person so designated or removed.   Once removed, such person shall remain a Management Insider for purposes of this Policy for 60 days after his or her removal as a Key Employee or Key Person.

V.          COMPLIANCE OFFICER AND COMPLIANCE COMMITTEE

Genie has designated its Corporate Secretary as its Insider Trading Compliance Officer (the “Compliance Officer”).  Genie’s current Corporate Secretary is Joyce Mason.  The Insider Trading Compliance Committee (the “Compliance Committee”) consists of the Compliance Officer and Dov Schwell, outside counsel to Genie.  The Compliance Officer may consult with the Compliance Committee, on a discretionary basis, if he or she feels it is prudent.  Moreover, an Insider may request that the Compliance Committee review a denial of a proposed Transaction.

In addition to the Transaction approval duties described herein, the Compliance Officer has the following duties and responsibilities:

·      To review and either approve or prohibit proposed Transaction activity by Management Insiders in accordance with the procedures set forth in this Policy;

·      To administer this Policy and monitor and enforce compliance with all Policy provisions and procedures;

·      To respond to all inquiries relating to this Policy and its procedures;

·      To designate and announce trading windows;

·      To designate and announce blackout periods;

·      To direct the human resources department to provide copies of this Policy and other appropriate materials to all current and new directors, officers, employees, consultants and such other persons whom the Compliance Officer determines to have access to material nonpublic information concerning Genie;

·      To administer, monitor and enforce compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 13(d), 13(g), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act;

·      To assist in the preparation and filing of all required SEC reports relating to insider trading in Genie Securities, including without limitation Forms 3, 4, 5 and 144, provided that the Compliance Officer has received Power of Attorney to do so, and Schedules 13D and 13G;

·      To revise this Policy as necessary to reflect changes in federal or state insider trading laws and regulations and to make recommendations to the Board of Directors of Genie with respect to the amendment, termination or replacement of this Policy; and

·      To maintain the accuracy of the lists of Section 16/Rule 144 Individuals, Key Employees and Key Persons, updating such lists periodically as necessary and distributing such modifications to all appropriate directors, officers, employees, consultants and designated third parties.

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The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties or the duties of the other member of the Compliance Committee in the event that the Compliance Officer or the other Compliance Committee member is unable or unavailable to perform such duties.

VI.        DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.           “Material” Information.  Information about Genie or a Publicly Traded Subsidiary is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about Genie or the applicable Publicly Traded Subsidiary.  In simple terms, “material” information is any type of information, whether it is positive or negative, that could reasonably be expected to affect the price of Genie Securities or the applicable Genie Subsidiary Securities.  While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

·    Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity;

·    Financial projections and strategic plans;

·    Pending or potential mergers, acquisitions or tender offers, or the sale of significant assets or subsidiaries;

·    Establishment of major contracts, orders, suppliers, customers or finance sources, or the loss thereof;

·    Major discoveries or significant changes or developments in products or product lines, research or technologies;

·    Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;

·    Significant pricing changes;

·    Stock splits or public or private equity or debt securities offerings or changes in dividend policies or amounts;

·    Significant changes in senior management;

·    Significant labor disputes or negotiations; and

·    Actual or threatened major litigation or the resolution of such litigation.

B.          “Nonpublic” Information.  Material information is “nonpublic” if (1) it has not been widely disseminated to the investing public (such as through major newswire services, national news services, financial news services or SEC filings) and (2) the investing public has not had time to absorb the information fully.  For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” after the close of trading on the second full trading day following a broad public dissemination of the information.

C.           Consult Compliance Officer for Guidance.  Any Insider who is unsure whether the information that he or she possesses is “material” or “nonpublic” should consult the Compliance Officer for guidance before engaging in Transactions involving any Genie Securities or Genie Subsidiary Securities.

VII.      GENERALLY PROHIBITED ACTIVITIES

A.           Subject to Section VIII.D and Section X, no Insider may transact in (1) Genie Securities, directly or indirectly through other persons or entities, while possessing material nonpublic information concerning Genie or (2) Genie Subsidiary Securities, directly or indirectly through other persons or entities, while possessing material nonpublic information concerning the applicable Publicly Traded Subsidiary.

B.           Subject to Section VIII.D and Section X and except for limited exceptions as determined by the Compliance Officer, no Management Insider may transact in Genie Securities or Genie Subsidiary Securities, directly or indirectly through other persons or entities, outside of trading windows.

C.           Subject to Section VIII.D and Section X and except for limited exceptions as determined by the Compliance Officer, no Management Insider may transact in Genie Securities or Genie Subsidiary Securities, directly or indirectly through other persons or entities, unless each such Transaction has been approved in advance by the Compliance Officer in accordance with the procedures set forth in Section IX.

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D.           Subject to Section VIII.D and Section X, neither member of the Compliance Committee may engage in Transactions involving Genie Securities or Genie Subsidiary Securities, directly or indirectly through other persons or entities, unless each such Transaction has been approved in advance by the other member of the Compliance Committee in accordance with the procedures set forth in Section IX.  Should the other member of the Compliance Committee be unavailable, such Transaction must be approved in advance by Genie’s Chief Executive Officer or Chief Financial Officer.

E.           Subject to Section VIII.D and Section X, no Insider may engage in Transactions involving Genie Subsidiary Securities unless, in addition to complying with the terms and procedures set forth in this Policy, such Insider adheres to the terms and procedures applicable to such Insider set forth in any Insider Trading Policy (and any other policy performing similar functions) of the applicable Publicly Traded Subsidiary as in effect from time to time.

F.           No Insider may “tip” or disclose material nonpublic information concerning Genie or a Publicly Traded Subsidiary to any person (including without limitation family members, analysts, friends, individual investors, members of the investment community and the news media), unless required as part of that Insider’s regular duties for Genie or the applicable Publicly Traded Subsidiary and authorized by the Compliance Officer.  An Insider who tips information to a person who then transacts in Genie Securities or Genie Subsidiary Securities, directly or indirectly, may be subject to the same penalties as the tippee, even if the Insider did not engage in any Transaction and did not profit from the tippee’s Transaction.  In any instance in which material nonpublic information is erroneously disclosed to third parties, Genie shall take such steps as are necessary or advisable to preserve the confidentiality of the information, including requiring the third party to agree in writing to comply with the terms of this Policy or to sign a confidentiality agreement.  All inquiries from third parties regarding material nonpublic information about Genie or a Publicly Traded Subsidiary should be forwarded to the Compliance Officer.

G.          No Insider may give trading or investment advice of any kind about Genie or a Publicly Traded Subsidiary to anyone while possessing material nonpublic information about Genie or a Publicly Traded Subsidiary; except that Insiders should advise others not to engage in Transactions if doing so might violate federal or state securities laws or this Policy.  Genie strongly discourages all Insiders from giving trading or investment advice concerning Genie or a Publicly Traded Subsidiary to third parties even when the Insiders do not possess material nonpublic information about Genie or a Publicly Traded Subsidiary.

H.          Genie considers it improper and inappropriate for any Insider to engage, directly or indirectly, in short-term or speculative Transactions in Genie Securities or Genie Subsidiary Securities.  Therefore, Insiders may not engage directly or indirectly in any of the following Transactions:

·    Short-Swing Trading.  Short-swing trading of Genie Securities or Genie Subsidiary Securities may unduly focus the Insider on short-term stock market performance instead of long-term business objectives.  For this reason, any Insider who purchases Genie Securities in the open market, directly or indirectly through other persons or entities, may not sell any Genie Securities or Genie Subsidiary Securities of the same class, directly or indirectly through other persons or entities, during the six months following the purchase.

·    Short Sales.  Short sales of Genie Securities or Genie Subsidiary Securities evidence an expectation on the part of the seller that the securities will decline in value and therefore may signal to the market that the seller has little confidence in Genie and/or the Publicly Traded Subsidiaries or their short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve Genie’s performance.  In addition, under certain circumstances, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.  For these reasons, this Policy prohibits short sales by Insiders of Genie Securities and Genie Subsidiary Securities, directly or indirectly through other persons or entities.

·    Publicly Traded Options.  A Transaction in options is, in effect, a bet on the short-term movement of Genie’s stock or the stock of a Publicly Traded Subsidiary and therefore creates the appearance that the Insider is transacting based on inside information.  Transactions in options also may focus the Insider’s attention on short-term stock market performance at the expense of Genie’s and/or a Publicly Traded Subsidiary’s long-term business objectives.  Accordingly, Transactions by Insiders in puts, calls or other derivative securities of Genie Securities or Genie Subsidiary Securities, directly or indirectly through other persons or entities, on an exchange or in any other organized market, are prohibited by this Policy.

I.            Genie is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information.  Genie has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.  Insiders may not disclose information to anyone outside of Genie, including family members and friends, other than in accordance with the procedures adopted.  Insiders also may not discuss Genie or its business or any Publicly Traded Subsidiary or any of their businesses on any social media platforms, including Twitter, LinkedIn, or Facebook, as well as in any Internet “chat rooms,” bulletin boards or similar Internet-based forums.

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VIII.    TRADING WINDOWS AND BLACKOUT PERIODS

A.           Trading Windows – Management Insiders.  Subject to Sections VIII.B and VIII.D and Section X and except for limited circumstances as determined by the Compliance Officer, a Management Insider may engage in Transactions involving Genie Securities or Genie Subsidiary Securities only (1) during an open trading window designated by the Compliance Officer and (2) if prior to such Transaction, the approval of the Compliance Officer was obtained in accordance with Section IX.

B.           No Transacting During Trading Windows While in Possession of Material Nonpublic Information.  Subject to Section VIII.D and Section X, no Insiders possessing material nonpublic information concerning Genie or a Publicly Traded Subsidiary may at any time transact directly or indirectly in Genie Securities or Genie Subsidiary Securities, as applicable, including during applicable open trading windows.  Insiders possessing material nonpublic information may transact during an open trading window only after the close of trading on the second full trading day following Genie’s or the applicable Publicly Traded Subsidiary’s broad public dissemination of the information.

C.           Transactions During Blackout Periods.  No Management Insider may engage in Transactions involving Genie Securities or Genie Subsidiary Securities, directly or indirectly through other persons or entities, during any blackout periods that the Compliance Officer may designate, except for limited exceptions as determined by the Compliance Officer or in compliance with a Rule 10b5-1 Sales Plan.  The Compliance Officer may designate a blackout period at any time, including during a trading window.  A blackout period that covers the same period as a previously designated trading window shall automatically result in the cancellation of the trading window during such blackout period.

D.           Transactions Pursuant to Rule 10b5-1 Sales Plan.  Notwithstanding anything to the contrary contained herein, Management Insiders shall be permitted to engage in Transactions involving Genie Securities and Genie Subsidiary Securities, directly or indirectly through other persons or entities, pursuant to a trading program that (1) complies with Rule 10b5-1 of the Exchange Act and Section IX.B and (2) has been approved in advance by the Compliance Officer (a “Rule 10b5-1 Sales Plan”).  The Compliance Officer may, in his or her sole discretion, approve or reject any trading program under this Section VIII.D.  A Rule 10b5-1 Sales Plan may only be entered into during an open trading window as designated by the Compliance Officer, which typically begins at least two business days after the release of quarterly or year-end earnings, and on condition that the Management Insiders are not in possession of any material nonpublic information.

E.           No Transactions by Certain Individuals During Pension Fund Blackout Periods.  Section 306 of the Sarbanes-Oxley Act of 2002 generally prohibits any director or executive officer of Genie from transacting, directly or indirectly, in Genie Securities or Genie Subsidiary Securities acquired in connection with his or her service or employment as a director or executive officer during a “pension fund blackout period.” For these purposes, a pension fund blackout period generally means a period of more than three consecutive business days during which Transactions are temporarily suspended with respect to Genie Securities or Genie Subsidiary Securities held in an individual account plan maintained by Genie (such as a 401(k) plan), if the suspension affects at least 50% of the participants or beneficiaries under all such plans.  No director or officer of Genie may engage in Transactions involving Genie Securities or Genie Subsidiary Securities, directly or through other persons or entities, if the Transaction would violate section 306 of the Sarbanes-Oxley Act or the final rules promulgated thereunder.  The Compliance Officer will provide notice to directors and officers of Genie in the event of a pension fund blackout period.

F.           No Disclosure of Blackout Periods.  No Insider may disclose to any outside third party, other than brokers, agents or other entities through which such person holds his or her Genie Securities, that the Compliance Officer has designated a blackout period.

G.           No Obligation to Approve Transactions.  The existence of the approval procedures in this Section VIII shall not in any way obligate the Compliance Officer or the Compliance Committee to approve any Transaction requested by Insiders.  The Compliance Officer or the Compliance Committee has absolute discretion to reject any request for approval of Transactional activity.

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IX.       PROCEDURES FOR APPROVING TRANSACTIONS BY MANAGEMENT INSIDERS

A.           No Management Insider may engage in Transactions involving Genie Securities or Genie Subsidiary Securities, directly or indirectly through other persons or entities, unless:

·       The Management Insider has notified the Compliance Officer of the amount and nature of the proposed Transaction;

·       The Management Insider is not in possession of material nonpublic information concerning Genie (or the Publicly Traded Subsidiary, if applicable);

·       The proposed Transaction does not violate any federal or state securities laws, including but not limited to the trading restrictions of Section 16 or any other provision of the Exchange Act, as well as the provisions of Rule 144 under the Securities Act or other applicable exception to the registration requirement of the Securities Act;

·       If the Management Insider is a director or executive officer, no pension fund blackout period is in effect within the meaning of the Sarbanes-Oxley Act of 2002;

·       The Compliance Officer has approved the Transaction;

·       The Management Insider has notified the Compliance Officer of the names of all brokers, agents and any entities, partnerships or trusts through which such person has a reportable pecuniary interest in Genie Securities (and Genie Subsidiary Securities, if applicable); and

·       The Section 16/Rule 144 Individual has provided the Compliance Officer an executed power of attorney in the form of Exhibit E appointing attorneys-in-fact for purposes of preparing and filing a Form 4 on behalf of such person.

B.           As an alternative to Section IX.A, a Management Insider may engage in Transactions involving Genie Securities, directly or through other persons or entities, pursuant to a Rule 10b5-1 Sales Plan if:

·       The Rule 10b5-1 Sales Plan complies with all requirements of Rule 10b5-1, as in effect from time to time, including but not limited to (1) the mandatory cooling-off period before trading can commence, (2) the prohibition against overlapping Rule 10b5-1 Sales Plans, (3) the limitation of one “single-trade” Rule 10b5-1 Sales Plan (i.e., a plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction) within a 12-month period, (4) certifications from directors and officers that they are entering into the Rule 10b5-1 Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and that they are not in possession of any material nonpublic information about Genie or its Securities, and (5) that all persons entering into the 10b5-1 Sales Plan must act in good faith with respect to that 10b5-1 Sales Plan throughout its duration;

·       The Rule 10b5-1 Sales Plan provides for next day reporting of all Transactions on the relevant disclosure forms;

·       The Compliance Officer has reviewed the terms of the Rule 10b5-1 Sales Plan governing the proposed Transaction and is satisfied that such plan and the Transaction comply with Rule 10b5-1(c) under the Exchange Act;

·       The Transaction does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 under the Securities Act; and

·       If the Management Insider is a director or executive officer, no pension fund blackout period is in effect within the meaning of the Sarbanes-Oxley Act of 2002.

C.           The existence of the approval procedures in this Section IX shall not in any way obligate the Compliance Officer or the Compliance Committee to approve any Transaction requested by Insiders.  The Compliance Officer or the Compliance Committee has absolute discretion to reject any request for approval of Transactional activity.

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X.        EMPLOYEE BENEFIT PLANS

A.           Employee Benefit Plans.  The Transactional prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by Genie or its employees to employee benefit plans (such as, pension plans, stock purchase plans or 401(k) plans) that are used to purchase Genie Securities or Genie Subsidiary Securities pursuant to an employee’s prior instructions.  This Policy does apply, however, to certain elections that Management Insiders may make under such plans, including (1) an election to increase or decrease the percentage of periodic contributions that will be allocated to a Genie stock fund or a Publicly Traded Subsidiary stock fund, (2) an election to make an intraplan transfer of an existing account balance into or out of a fund that holds Genie Securities or Genie Subsidiary Securities, (3) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the balance in a fund that holds Genie Securities or Genie Subsidiary Securities and (4) an election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to a fund that holds Genie Securities or Genie Subsidiary Securities.

B.           Stock Option Plans.  The Transactional prohibitions and restrictions of this Policy do not apply to the exercise of an employee stock option.  This Policy does apply to any sale of stock acquired through the exercise of employee stock options, including without limitation as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

XI.      TIMELY FILING OF REPORTS

Each Section 16/Rule 144 Individual shall timely file all reports on Forms 3, 4, 5 and 144 and Schedules 13D and 13G as required by the rules and regulations under the Exchange Act as in effect from time to time.  Regardless of whether the Section 16/Rule 144 Individual has provided the Compliance Officer with an executed power of attorney appointing attorneys-in-fact for purposes of filing the required reports, such individual is required to promptly notify the Compliance Officer in advance of any Transaction that may trigger a reporting requirement.

XII.    PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS

The Transactional prohibitions and restrictions set forth in this policy will be superseded by any more stringent prohibitions or restrictions prescribed by federal or state securities laws and regulations, such as short-swing trading by individuals subject to Section 16 of the Exchange Act or restrictions on the sale of securities subject to Rule 144 under the Securities Act.  Any Insider who is uncertain whether other prohibitions or restrictions apply should seek guidance from the Compliance Officer.

XIII.  POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.           Civil and Criminal Penalties.  The consequences of prohibited insider trading or tipping may be severe.  Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the Transaction, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million and serve a jail term of up to ten years.  Genie and the supervisors of the person violating the rules may also be required to pay substantial civil or criminal penalties.

B.           Company Discipline.  Violation of this Policy, whether or not such violation results in a violation of federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by Genie, up to and including termination for cause.

C.           Reporting of Violation.  Any Insider who violates this policy or any federal or state laws governing insider trading or tipping, or who knows of or suspects any such violation by any other Insider, must report the violation immediately to the Compliance Officer.  Upon learning of any such violation, the Compliance Officer shall determine whether Genie or a Publicly Traded Subsidiary should release any material nonpublic information or whether Genie or a Publicly Traded Subsidiary should report the violation to the SEC or other appropriate governmental authority.

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XIV.   INQUIRIES

Any person who has a question about this Policy or its application to any proposed Transaction may obtain additional guidance from the Compliance Officer, whose current telephone number is (973) 438-4466.  The responsibility for adhering to this Policy and avoiding unlawful Transactions nevertheless rests with the individual.